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                                                                    EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]


November 25, 1997



Arris Pharmaceutical Corporation
180 Kimball Way
South San Francisco, CA  94080

Ladies and Gentlemen:

We have acted as counsel for Arris Pharmaceutical Corporation, a Delaware corporation (the "Company" or "Arris") in connection with the merger (the "Merger") and other transactions contemplated by the certain Agreement and Plan of Merger and Reorganization dated as of November 2, 1997, by and among Arris, a Delaware corporation, Beagle Acquisition Sub, Inc., a California corporation and a wholly-owned subsidiary of Arris ("Merger Sub"), and Sequana Therapeutics, Inc., a California corporation ("Sequana"). This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities Exchange Commission covering the offer and sale of 15,666,978 shares of the Company's common stock, $0.001 par value ("Common Stock"), to be issued in connection with the merger of Merger Sub with and into Sequana.

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company, (ii) the minutes of the Board of Directors' meeting on October 31, 1997 and the resolutions adopted by the Board of Directors on November 10, 1997, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion. In rendering this opinion, we have assumed that the proposed Amendment to the Amended and Restated Certificate of Incorporation of Arris is approved by the stockholders of Arris and filed with the Delaware Secretary of State before consummation of the Merger.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."



Sincerely,

/s/ Michael R. Jacobson
    -----------------------

Michael R. Jacobson